1
Exhibit 21.

Capital City Bank Group, Inc. Subsidiaries, at December 31, 2024.
Direct Subsidiaries:
Capital City Bank
Capital City Strategic Wealth,

LLC (Florida)
CCBG Capital Trust I (Delaware)
CCBG Capital Trust II (Delaware)
Indirect Subsidiaries:
Capital City Banc Investments, Inc. (Florida)
Capital City Trust Company (Florida)
Capital City Home Loans, LLC (Georgia)
FNB Financial Services, LLC (Florida)
Southeastern Oaks, LLC (Florida)
Capital City Wealth

Advisors, Inc. (Florida)

Southern Live Oak Investments, Inc. (Delaware)
Red Hills REIT,

Inc. (Florida)